Exhibit 99.1

    LOGILITY TO FILE FORM 12b-25 WITH THE SECURITIES AND EXCHANGE COMMISSION

    ATLANTA, July 28 /PRNewswire-FirstCall/ -- Logility, Inc. (Nasdaq: LGTY), a leading supplier of collaborative solutions to optimize the supply chain, announced that it will file with the Securities and Exchange Commission (the "SEC") a Form 12b-25 notifying the SEC that the Logility annual report on Form 10-K for the fiscal year ended April 30, 2005, which is due to be filed on July 29, 2005, could not be filed within the prescribed time period. On the Form 12b-25, Logility will state that it expects to make the filing within 15 days after the July 29, 2005 due date.

    About Logility
    With more than 1,100 customers worldwide, Logility is the leading provider of collaborative supply chain planning solutions that help small, medium, large and Fortune 1000 companies realize substantial bottom-line results in record time. Logility Voyager Solutions feature performance monitoring capabilities in a single Internet-based framework and provide supply chain visibility; demand, inventory and replenishment planning; supply and global sourcing optimization; transportation planning and execution; and warehouse management. Demand Solutions provide forecasting, demand planning and point- of-sale analysis for maximizing profits in manufacturing, distribution and retail operations. Logility customers include Avery Dennison Corporation, Bissell, BP (British Petroleum), Huhtamaki UK, Hyundai Motor America, Leviton Manufacturing Company, McCain Foods, Mill's Pride, Pernod Ricard, Rand McNally, Remington Products Company, Sigma Aldrich, Under Armour Performance Apparel and VF Corporation. Logility is a majority owned subsidiary of American Software (Nasdaq: AMSWA). For more information about Logility, call 1-800-762-5207 or visit http://www.logility.com.

    Forward-Looking Statements
    This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; challenges associated with assimilation of acquired businesses and integration of acquired technologies; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2004 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact Vincent C. Klinges, Chief Financial Officer, Logility, Inc., 470 East Paces Ferry Rd., Atlanta, GA 30305, (404) 261-9777. FAX: (404)
264-5206; INTERNET: www.logility.com or E-mail: askLogility@logility.com.

    Logility Voyager Solutions is a trademark of Logility and Demand Solutions is a registered trademark of Demand Management. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

CONTACT:  Financial Information Press, Vincent C. Klinges, Chief
Financial Officer of Logility, Inc., +1-404-264-5477/
Company News On-Call: http://www.prnewswire.com/comp/120967.html/ Web site: http://www.logility.com/